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                                                            Rule 424(b)(3)
                                                            File No. 333-58723


Pricing Supplement No. 31                                   Dated: June 14, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes- Fixed Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $25,000,000           Issue Price: 100.00%

Original Issue Date: June 17, 1999      Stated Maturity Date: June 17, 2004

Form: [X] Book-Entry  [ ] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
  (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [ ] Yes [ ] No
  (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
  (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [] Commercial Paper Rate [] LIBOR [] Treasury Rate
             [] Federal Funds Rate [] Prime Rate [X] Other: Fixed

Interest Reset Period: Semi-Annual

Interest Payment Period: Semi-Annual

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 17th day of June and December, beginning December 17, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 17th day of June and December, beginning December 17, 1999 up to and including the Stated Maturity Date.
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Interest Determination Date(s): N/A

Initial Interest Rate: 6.945%

Index Maturity: N/A

Day Count Convention: 30/360

Maximum Interest Rate: N/A                    Minimum Interest Rate: N/A

Spread (+/-): N/A                             Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
  Initial Redemption Date:
  The Redemption Price shall initially be % of the principal amount of the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Optional Repayment: [ ] Yes [X] No
  Optional Repayment Dates:
  Optional Repayment Prices:

Repayment Provisions:
  (If other than as specified in the Prospectus Supplement)

Discount Note: [ ] Yes [X] No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .208%

Other Provisions  a)  AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO. 30
                      UNDER MTN-SERIES I PROGRAM: $1,319,375,000.00
                  b)  CUSIP #42333HLR1

Agent: Warburg Dillon Read
  677 Washington Boulevard
  Stanford, CT  06901